Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 29, 2011 relating to the financial statements and the effectiveness of internal control over financial reporting, which is included in The Kroger Co.’s Annual Report on Form 10-K for the fiscal year ended January 29, 2011.

/s/ PricewaterhouseCoopers LLP

Cincinnati, Ohio
June 23, 2011